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                                LEASE AGREEMENT
                        PACIFIC COAST TECHNOLOGIES, INC.

                                     1993



          THIS LEASE is entered into this date, between PORT OF CHELAN COUNTY, a Washington municipal corporation, hereafter referred to as "Landlord," and PACIFIC COAST TECHNOLOGIES, INC., a Washington corporation, hereafter referred to as "Tenant."

          1. PREMISES. Landlord hereby leases to Tenant, and Tenant leases from Landlord, upon the terms and conditions included in this lease, the following described Property consisting of approximately two acres:

                            See attached Exhibit "A"

          The above-described property along with all the buildings and other improvements now or hereafter placed on it are hereafter called the "Property," "Leased Premises" or "Premises."

          2. TERM OF LEASE. This lease shall be for a term of ten (l0) years commencing on August 1, 1993, and ending on July 31, 2003.

          If the Landlord does not deliver substantial possession (such that the Tenant can move in and prepare for initial operations) of the Leased Premises at the commencement of the term of this lease, rent shall be abated, or pro rated if only part of the premises are delivered, until substantial possession is tendered by the Landlord. This lease shall remain in full force and effect in all other respects and the lease term shall be extended thereby.

          If Landlord offers possession of the Leased Premises prior to the lease's commencement and if Tenant accepts early possession, then both parties shall be bound by all the covenants and terms contained in this lease, including rent payment for the period of early possession.

          3. OPTION TO RENEW. Tenant shall have the option to renew this lease for two additional five (5) year periods, each term to commence immediately upon the expiration of the preceding term. The option to renew shall be exercised in writing and delivered to Landlord not less than one hundred and twenty (120) days prior to the expiration of the current lease term. Such renewal term shall be on the same terms and conditions applicable to the original lease term, except for the rent which shall be adjusted as provided for in paragraph 4.5.

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          Landlord shall not be obligated to renew this Lease, if at the time of the exercise of the option, or if at the time the renewal term is to begin, Tenant is in default under this Lease, which default is not cured within a reasonable time, not exceeding the time for cure set out in paragraph 26, or if, during the Lease Tenant has been in default on five (5) or more occasions when Landlord has given written notice of such default to Tenant, and which default has not been cured within a reasonable time, not to exceed the time for cure set out in paragraph 26. Landlord shall annually provide a written report to Tenant of the number of Tenant's defaults not cured within the time allowed, if any. If Tenant disputes the number designated in the Landlord's notice it shall so advise the Landlord in writing within ten (10) days of receipt of the annual report. Final determination of whether or not such default actually occurred without timely cure shall be made by arbitration as set out in paragraph 31, if it becomes an issue at the time of exercise of the option.

          4. RENT. During the Lease's initial term and any renewal term, Tenant shall pay Landlord monthly rental based on the amount determined as set out below in paragraph 4.2 ("Base Rent"), adjusted as set forth in paragraphs 4.1 -
4.7 below, payable in lawful money of the United States. Rent shall be paid in equal installments in advance on the first day of each month of the lease term and any renewals thereof.

               4.1 RENT SCHEDULE FOR FIRST FIVE YEARS. During the first five lease years, Tenant shall pay the percent of Base
Rent as follows:

     Year 1    25% of Base Rent
     Year 2    50% of Base Rent
     Year 3    125% of Base Rent
     Year 4    150% of Base Rent
     Year 5    150% of Base Rent

               4.2 BASE RENT. The actual Base Rent amount will be determined when the cost of construction is fixed. The Base Rent will be an amount equal to the monthly payment necessary to amortize the costs of construction, together with the value of the land described above at $2.50 per square foot for $217,800 for the two acres leased, over twenty (20) years at an interest rate of seven
(7) percent per annum, payable monthly, with the resulting amount being converted to a per square foot per month cost for the basic building and then being reduced by an amount equal to five cents per square foot per month for the basic building. The cost of construction is defined in the Construction Agreement of even date executed between Port of Chelan County and Pacific Coast Technologies, Inc., and is incorporated by this reference. Base Rent does not include

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leasehold tax. If the Base Rent exceeds 35.45 cents per square foot per month, so that Base Rent together with the leasehold tax due as set out in paragraph
4.3 exceeds 40 cents per square foot per month for the basic building (35.45 plus the leasehold tax of 12.84% of 35.45 equals 40 cents), the amount of the Base Rent for the basic building, as calculated herein, shall be reduced to
35.45 cents per square foot per month so that the total amount of Base Rent, before the reduction set out above or any increases set out below, plus leasehold tax, equals 40 cents per square foot per month.

               4.3 LEASEHOLD TAX. In addition to Rent, Tenant shall pay to the Landlord such sums as may be required by law for payment of leasehold tax as required by the State of Washington or other tax entity, as such laws now exists or as they hereafter be amended (such leasehold tax currently being 12.84%). If leasehold tax is increased or decreased, the total amount payable for Rent plus leasehold tax shall increase or decrease, but the amount of Rent shall not be changed.

               4.4 PRO RATA RENT. In the event the lease term commences or terminates on a date that is not the first or last day of the month, respectively, Tenant shall pay a pro-rated monthly installment, in advance, on the first day of the lease term or the first day of the last month of the lease term, respectively, at the then current rate, based on the number of days of actual occupancy during the first or last calendar month of the lease term.

          In the event some but not all of the premises are delivered by Landlord for occupancy, rent shall be adjusted to reflect a pro-rata amount for the portion delivered.

               4.5 INCREASE TO BASE RENT IN YEARS SIX THROUGH NINE, BEFORE CONSUMER PRICE INDEX ADJUSTMENTS. In years six through nine the Base Rent shall be increased as set forth below, before the Consumer Price Index (CPI) adjustments called for in paragraph 4.6 below are made (the Base Rent after the increase is referred to as the "Adjusted Base Rent.")

     Lease Year     Increase Over Base Rent

          6                   1 cent
          7                   2 cents
          8                   3.5 cents
          9                   5 cents

(For example, if Base Rent is 31 cents per square foot per month, then Adjusted Base Rent in year 6 will be 32 cents per square foot per month and in year 9 Adjusted Base Rent will be 36 cents per square foot per month.)

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          4.6 CONSUMER PRICE INDEX.

               4.6.1 Beginning with the first month of the sixth year of the Lease, and again on the first month of each year thereafter, including each year of a renewal term, if the Lease is renewed (the "adjustment years"), the Adjusted Base Rent as determined in paragraph 4.5 for the adjustment year in question, but without reduction allowed in paragraph 4.1, shall be adjusted in accordance with the Consumer Price Index to the amount determined as hereafter set out.

          The Adjusted Base Rent shall be further adjusted to an amount equal to the product obtained by multiplying the full Adjusted Base Rent calculated as set out in paragraph 4.5, by a fraction, the denominator of which is the semi-annual data for the half year ending December, 1992, from the "Consumer Price Indexes Pacific Cities and U.S. City Average" for "All Items Indexes" for "All Urban Consumers (1982-84 = 100)", published by the Bureau of Labor Statistics of the United States Department of Labor, as adjusted semi-annually for the Seattle area ("CPI-U"), and the numerator of which is the CPI-U for the half year period ending the December closest to and before the first month of the period for which the adjustment is then being made; provided however, that in the event the period designated above shall not be listed in the Index, the closest period, or month if the reporting data is monthly, preceding December shall be used; and provided that rent shall not fall below the amount calculated in paragraph 4.2 above.

          By way of example, the CPI adjustment for the monthly rent shall be calculated as follows:


     Semi-annual CPI-U
     for the December
     ending closest to
     and before the
     first month of the                           Monthly rent
     period for which         The Adjusted        beginning
     the adjustment is        Base Rent as        with the
     being made, for          calculated in       first month
     Seattle             X    paragraph 4.5  =    of the app-
     _______________                              licable ad-
                                                  justment yr
     Semi-annual CPI-U
     ending 12-92 for
     Seattle

          4.6.2 The Rent payable after the fifth lease year shall be the Adjusted Base Rent, as it is adjusted for the CPI pursuant to paragraph 4.6.1.

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          4.6.3 Notwithstanding the foregoing, the maximum increase in Rent in any one year shall be the greater of 4% or 2/3 of the amount of the increase calculated according to the formula set forth in paragraph 4.6.1 (eg If the percent increase is 4% or less, rent will increase by the full percentage amount. If the percent increase exceeds 4%, rent will be capped at 4% until the increase exceeds 6%, and above 6% the increase will be 2/3 of the actual increase).

          4.6.4 If the U.S. Department of Labor, Bureau of Labor Statistics, shall discontinue publication of the Consumer Price Index, then another index generally recognized as authoritative shall be substituted by agreement, and if the parties should not agree, such substituted index shall be selected by the then presiding Judge of the, Chelan County Superior Court upon the application of either party.

     4.7 Example - First five years. The following is an example of the Rent schedule payable for the first five years. Assume the cost of construction plus the land value is such that the monthly payment necessary to amortize the cost at 7% per annum over twenty years is $10,800, and assume the basic building is 30,000 square feet. Dividing $10,800 by 30,000 square feet to arrive at the cost per square foot per month, results in a figure of 36 cents per square foot per month. This 36 cents shall be reduced to 31 cents which results in the Base Rent of $9,300 per month. In the first five years Rent would be payable as follows, in this example:

     Year Formula From Paragraph 4.1    Monthly Rental

     1    $9,300 x 25%                       $ 2,325
     2    $9,300 x 50%                       $ 4,650
     3    $9,300 x 125%                      $11,625
     4    $9,300 x 150%                      $13,950
     5    $9,300 x 150%                      $13,950


Leasehold tax would be payable in addition to the above rental.

               4.8 Example - Years six through nine. The following are two examples for rent which would be payable in the sixth and ninth year of the Lease term, assuming a Base Rent of 31 cents per square foot per month for a 30,000 square foot building, and assuming a constant CPI increase of 3% per year (12-92 being equal to 100).

                    4.8.1     Year 6:

115.927 (12-97 CPI-U) x 9600 ($.32 per sq. ft.) = $11,128.99 (mo.
rent)
     100(12-92 CPI-U)


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               4.8.2     Year 9:

126.677 (12-00 CPI-U) x 10,800 ($.36 per sq.ft.) $13,681.11
(mo.rent)
     100(12-92 CPI-U)

               4.9 TAXES. Tenant shall pay, before the same become delinquent, all taxes assessed against Tenant's personal property, furniture, fixtures, equipment, inventory and other property mentioned on the Leased Premises.

          Any tax related to the value of the property that may be assessed against Landlord or Tenant during the term of this Lease will be paid by Tenant, upon demand by Landlord.

               4.10 NET LEASE. Landlord shall have no obligation relative to the property for such things as repair, upkeep, snow removal, standby water, fire protection costs, utilities, taxes, assessments, inspections (e.g. fire alarm and sprinkler systems) and the pro-rata share of irrigation water and fire protection, etc., unless set out herein, and Tenant shall pay and be responsible for all expenses associated with the property.

               4.11 DEPOSIT. Tenant shall deposit with Landlord a security deposit in the amount of $150,000, in the form of a bond or other deposit acceptable to Landlord, to be held by Landlord as security for the full and faithful performance by Tenant of each and every term, covenant and condition of the lease.

          If Tenant breaches any of the lease terms, including the obligation to pay Rent, Landlord may, at Landlord's option, make demand upon such security and apply the proceeds thereof to cure the breach.

               4.12 LATE CHARGE. In the event any rental amount called for herein, including the leasehold tax, is not paid within ten (10) days from the date it is due Tenant shall pay to Landlord a late charge of five percent (5%) of the rental amount per month for each unpaid lease payment until such payment is paid.

          The late charge is due immediately and is in addition to all of Landlord's other rights in this lease.

          In the event Landlord gives written notice of Tenant's default, delinquency or other lease violations, Tenant agrees to pay Landlord's actual costs and attorneys' fees reasonably incurred in providing such notice, in addition to the late charge and all other payments and obligations called for herein.


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          5. CONSTRUCTION COMMENCEMENT. The Leased Premises currently consist of vacant land. Landlord agrees to construct a multipurpose building consistent with plans and specifications prepared, after consulting with the Landlord and Tenant, by the Landlord's engineer (the "Facility"). The terms of the agreement between Landlord and Tenant regarding construction of the building are set out in a "Construction Agreement" which is incorporated herein by this reference.
The building of this date shall be generally as depicted on the attached
Drawing, labeled Exhibit "B".

          6.  PLANS AND SPECIFICATIONS.  Upon Landlord's and
Tenant's acceptance of the plans and specifications, those plans shall be incorporated herein by reference. The plans and specifications are subject to amendment by agreement of the parties.

          7. DELIVERY OF POSSESSION. Landlord and Tenant understand and acknowledge that it is unlikely all of the Premises will be complete or available for occupancy by August 1, 1993, Landlord and Tenant agree to cooperate in good faith within the time frames established by this lease and the Construction Agreement. The Landlord agrees to work in good faith and with reasonable diligence to complete construction of the Facility within a reasonable time in order to facilitate occupancy by Tenant of the Leased Premises.

               7.1 Interim Lease. In recognition of these time constraints, the Landlord agrees to rent to Tenant approximately 3800 square feet in another building located on property owned by Landlord, other than the Property described in paragraph 1, at 30 cents per square foot per month ("Interim Facility"). In addition to Rent for the Interim Facility, Tenant shall pay to the Landlord such sums as may be required by law for payment of leasehold tax as required by the State of Washington or other tax entity, as such laws now exist or as they hereafter be amended (such leasehold tax currently being 12.84%). The Interim Facility is immediately available for occupancy and use by the Tenant. The rental period shall begin upon occupancy by Tenant of the Interim Facility, and shall end upon Tenant's vacating it for occupancy of the Leased Premises. The parties will execute a different lease, consistent with the provisions of this Agreement, for the Interim Facility.

               7.2 Possession as of August 1, 1993. Possession of that portion of the Property to be used by Tenant for its production and machine shop area, as will be designated on the plans and specifications ("Production Area"), shall be delivered to Tenant upon substantial completion of the Production Area. For purposes of this sub-paragraph, the Production Area shall be substantially completed when the Tenant can occupy the Production Area for purposes of installing its equipment and operating its

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business, even if the Production Area is not totally complete, understanding that Tenant's business operations may encounter inconvenience until final completion, as provided for in paragraph 7.3.

          In the event the Production area is not suitably, substantially completed for Tenant to begin installation of its equipment and operation of its business on August 1, 1993, Landlord and Tenant agree that Tenant will suffer damages that are difficult to determine and both parties wish to liquidate those damages. For each day after August 1, 1993, that Landlord is unable to deliver possession of the premises to Tenant for conduct of Tenant's business as set forth in this sub-paragraph, Landlord shall pay Tenant as liquidated damages the sum of $600.00, up to a maximum of seventy-five (75) days. Such liquidated damages are Tenant's sole and exclusive remedy in the event Landlord fails to deliver possession for conduct of Tenant's business as set forth in this sub-paragraph by August 1, 1993. In the event the Property is not substantially complete for delivery upon the expiration of the period during which liquidated damages are present, this lease shall terminate and the parties shall have their remedies at law.

               7.3 Possession as of October 15, 1993. Possession of the entire Facility shall be delivered upon substantial completion of the Facility in accordance with the plans and specifications for the entire Facility. For purposes of this sub-paragraph, the entire Facility shall be substantially completed when the Facility may by occupied by the Tenant for purposes of operating its business, understanding that Tenant's business operations may encounter inconvenience until final completion.

          In the event the Property is not suitably, substantially completed for Tenant to operate its business on October 15, 1993, Landlord and Tenant agree that Tenant will suffer damages that are difficult to determine and both parties wish to liquidate those damages, for each day after October 15, 1993, that Landlord is unable to deliver possession of the premises to Tenant for conduct of Tenant's business as set forth in this sub-paragraph, Landlord shall pay Tenant as liquidated damages the sum of $600.00, up to a maximum of twenty-five
(25) days. Such liquidated damages are in addition to those set out in paragraph
7.2 and are Tenant's sole and exclusive remedy in the event Landlord fails to deliver possession for conduct of Tenant's business as set forth in this sub-paragraph by October 15, 1993. In the event the Facility is not substantially complete for delivery upon the expiration of the period during which liquidated damages are present, this lease shall terminate and the parties shall have their remedies at law.


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               7.4 Lease Construction. The provisions of this lease shall be construed so that they apply reasonably to the actual occupancy and use of the Property, or any portion of the Property actually occupied, in whole or in part, by Tenant. In the event of a dispute as to how the parties should resolve an issue, because of the occupancy of less than the entire Facility, the dispute shall be resolved by arbitration as set out herein.

          8. TENANT'S ACCEPTANCE. The parties understand the Tenant may be in possession of some or all of the Leased Premises prior to Landlord finally accepting the building from Contractor. Landlord shall give written notice to Tenant of its intent to finally accept the building prior to actual acceptance as provided in the Construction Agreement.

          No representation, statement or warranty, expressed or implied, is or shall be made by or on behalf of the Landlord as to the building's condition, or as to the use that may be made of such building unless specifically set forth in writing. Tenant releases Landlord from any responsibility for any representation that may have been made to the Tenant about the property that is not specifically set out in this Lease Agreement.

          9. USE OF LEASED PREMISES. The Leased Premises shall be used by Tenant for the purpose of manufacturing, warehousing and distributing hermetic connectors, semiconductors and hybrid microelectronic packages and other electronic packaging products in the Leased Premises and for no other purpose unless agreed to in advance by Landlord.

          Further, the Tenant agrees that:

               9.1 Tenant shall not allow the use of the Leased Premises in a manner which would increase Landlord's insurance premiums unless Tenant agrees to reimburse Landlord for such increase, or for any illegal purpose.

               9.2 Tenant shall comply with all laws and shall observe all applicable ordinances, including the Protective Covenants for Olds Station Industrial Park, and any amendments thereto ("Protective Covenants") a copy of which has been received and reviewed by Tenant and which Protective Covenants are incorporated herein by this reference, related to the use of the Leased Premises. Landlord shall not be responsible to Tenant for the nonperformance by any other Tenant or occupant of the Olds Station Industrial Park of any said rules and regulations.

          10. SERVICES AND UTILITIES. Tenant shall make all arrangements for and pay all utilities, including, but not limited to: gas, electricity, water, waste treatment, garbage, telephone and all other utilities furnished to the Leased Premises.

          Landlord does not warrant that any utilities and services will be free from interruption. The Landlord shall not be liable to Tenant for any loss or damage caused by or resulting from any variation, interruption, or failure of heat or any utility services due to any cause, other than Landlord's negligent or willful acts. No temporary interruption or failure of services due to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord's control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant's obligations under this lease.

          11.  ALTERATIONS AND IMPROVEMENTS. Landlord
acknowledges that the tenant may need to make alterations within portions of the Leased Premises. Tenant shall make no changes, improvements or alterations, to the Leased Premises without the Landlord's prior written consent.

          Landlord agrees not to unreasonably deny approval for changes, improvements or alterations; provided design plans are submitted to Landlord for review and approval. Approval for structural changes must be approved in advance by Landlord's engineer. Tenant shall bear Landlord's reasonable costs of investigation for requested changes, including engineer's and other expert's fees.

          All such approved changes, shall be at the Tenant's sole cost and expense; and Tenant shall use a licensed and bonded contractor or contractors for such alterations. Tenant agrees that any alterations or improvements made shall not abate the rent. In the performance of such work, Tenant agrees to comply with all laws and ordinances and to hold Landlord harmless from any damage, loss or expense caused by work performed by Tenant.

          Any alterations of the Leased Premises shall become at once a part of the realty and belong to the Landlord, except trade fixtures supplied and paid for by the Tenant subject to the Tenant's duty to remove as set out in this Agreement.

          At Landlord's request, within thirty (30) days prior to the Lease's termination, Tenant shall restore the Leased Premises to the condition that existed at the commencement of the Lease, except for normal wear and tear.

          Tenant shall keep the Leased Premises free from any liens, and shall indemnify and hold Landlord harmless and defend it from any liens or encumbrances, damage, loss or expense arising out of any work performed or materials furnished by or at the direction of Tenant, or otherwise, to the Leased Premises.

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          12. TRADE FIXTURES. Tenant may install on the Leased Premises such equipment as is customarily used in the type of business conducted by Tenant. At the termination of this lease, at the direction of the Landlord, Tenant shall, or at Tenant's option Tenant may, remove from the Leased Premises all such equipment and all other property of Tenant provided that Tenant repairs the damage caused by the removal or restores, at the Tenant's sole cost and expense, the Leased Premises, consistent with paragraph 12. Any equipment or fixtures not removed by the expiration or sooner termination of this Lease or any renewal period, shall at the option of the Landlord become the property of the Landlord.

          13. REPAIR AND MAINTENANCE. Unless otherwise agreed, Tenant shall, at its own expense, make all necessary repairs and replacement to the Leased Premises. Tenant shall be responsible for all maintenance and repair, including, but not limited to: the piping, heating system, window glass, fixtures, electrical and mechanical systems, and all other appliances and equipment used in connection with the Leased Premises. Such repairs and replacements, interior and exterior, structural and non-structural, shall be made promptly as and when necessary. All repairs and replacements shall be approved in advance by Landlord and must be of quality and class at least equal to the original work as reasonably determined by Landlord.

          On default of the Tenant in making such repairs or replacements, the Landlord may, but shall not be required to, make such repairs and replacements for the Tenant's account, and the expense thereof shall constitute and be collectible as additional rent.

          Notwithstanding the foregoing, Landlord shall be responsible for the repair and maintenance of the roof and structural damage to the Leased Premises to the extent not necessitated or caused by Tenant's negligence or conduct; provided that Tenant shall be responsible for removal of snow or other accumulations on the roof, including ice and water, and shall be responsible and pay for any damage occurring because of such accumulations. It is the intention of this Agreement that except for roof and structural repair stated above and Landlord's share of Capital Expense set out below, Landlord shall have no obligation for expenses associated with the building beyond its own debt payments, except as otherwise provided herein.

          Capital improvements, replacements or repairs ("Capital Expense") not necessitated or caused by Tenant's neglect or conduct, shall be made by Landlord. "Capital Expense" means a repair or replacement not normally occurring during the ordinary useful life of the item being repaired or replaced, and which repair or replacement has a useful life extending beyond the then existing lease term. For example, replacement of a toilet seat, fan belt on a motor, light ballast or carpeting, repair of a gouge in the floor or wall, minor repair of exterior walls, or repainting are not "Capital Expenses." Repair of major damage to the building's exterior is a "Capital Expense." Cost of the Capital Expense shall be amortized over the reasonably expected useful life of the Capital item, as determined in good faith by the Landlord after consulting with its engineer. Tenant shall pay, as additional rent, a pro-rated amount of the Capital Expense each month, equal to the total Capital Expense divided by the number of months of useful life of the Capital Expense.

          Landlord shall not be obligated to repair or replace any fixtures or equipment installed by Tenant and Landlord shall not be obligated to make any repair or replacement occasioned by any act or omission of Tenant, its employees, agents, invitees or licensees.

          14. RIGHT OF ENTRY. Landlord may enter the Leased Premises at all times for emergencies, and at reasonable times, after reasonable notice, during or after business hours, for the purpose of inspecting, cleaning, repairing, altering, improving or exhibiting the Leased Premises, but nothing in this lease shall be construed as imposing any obligation on the Landlord to perform any such work.

          Landlord may place "FOR RENT" or "FOR SALE" signs on the exterior of the Leased Premises and after reasonable notice may enter the Leased Premises for purposes of showing the Leased Premises to prospective tenants, purchasers and lenders.

          15.  DAMAGE OR DESTRUCTION.

               15.1 DAMAGE. All damage or injury done to the Leased Premises by Tenant or by any persons who may be in or upon the Leased Premises shall be paid for by Tenant.

               15.2 DESTRUCTION. If the Property or the Leased Premises are destroyed or damaged by fire or any other casualty to the extent that a substantial part of the Property or the Leased Premises is rendered untenantable, or if the uninsured portion of the cost of repairing the damage to the Property or Leased Premises exceeds $50,000, either Landlord or Tenant may terminate this lease by notice in writing to the other within sixty (60) days after the destruction or damage, unless Landlord agrees in writing within 30 days after the destruction to pay the uninsured portion of the cost of repair, in which case the lease shall not terminate. The notice shall be effective thirty (30) days after receipt.

               15.3 PARTIAL DESTRUCTION. If the Leased Premises shall be partially destroyed or rendered partially untenantable and if the lease is not terminated by Landlord, Landlord shall restore the Leased Premises to its previous condition, and in the meantime the monthly rent shall be abated in the same proportion as the untenantable portion of the Leased Premises bears to the whole of the Leased Premises.

          Notwithstanding the foregoing, Landlord shall have no obligation to repair, reconstruct, or restore the Leased Premises when the damage or destruction occurs during the last twelve (12) months of either the initial or first renewal lease term, if Tenant has not exercised a renewal option, or, within 12 months of the last renewal lease term.

               15.4 LIMIT OF LANDLORD LIABILITY. Landlord's liability shall be limited to its contractual obligation in this lease, its negligent or otherwise wrongful conduct.

          16. INDEMNITY. The Tenant shall indemnify the Landlord from and against any and all claims, demands, cause of actions, suits or judgments (including fees, costs and expenses [including attorney fees] incurred in connection therewith and in enforcing the indemnity) for deaths or injuries to persons or for loss of or damage to property arising out of or in connection with the condition, use or occupancy of the Leased Premises or any improvements thereon; or by Tenant's non-observance or nonperformance of any law, ordinance or regulation applicable to the Lease Premises; or incurred in obtaining possession of the Leased Premises after a default by the Tenant, or after the Tenant's default in surrendering possession upon expiration or earlier termination of the term of the lease, or enforcing any of the Tenant's covenants in this lease. This includes, without limitation, any liability or injury to the person or property of Tenant, its agents, officers, employees, or invitee. The tenant specifically waives any immunity provided by Washington's Industrial Insurance Act. This indemnification covers claims by Tenant's own employees.

          In the event of any such claims made or suits filed, Landlord shall give Tenant prompt written notice thereof and Tenant shall have the right to defend or settle the same to the extent of its interests thereunder.

          Tenant, as a material part of the consideration to be rendered to Landlord, waives all claims against Landlord for damages to goods, wares, merchandise and loss of business in, upon or about the Leased Premises and for injury to Tenant, its agents, employees, invitee or their persons in or about the Leased Premises from any cause arising at any time, including Landlord's breach of this lease.

          17. INSURANCE. Tenant shall provide its own property damage insurance.

          From and after the commencement date of the term of this lease, Tenant shall insure the Leased Premises, at its sole cost and expense, against claim for personal injury and property damage under a policy of general liability insurance, with limits of $1,000,000.00 single limit or its equivalent for bodily injury, and $500,000.00 for property damage. Such policy shall name Landlord and Tenant as insureds. Before taking possession of the Leased Premises, the Tenant shall furnish the Landlord with a certificate evidencing the aforesaid insurance coverage.

          The aforementioned minimum limits of policies shall in no event limit the liability of Tenant hereunder. No policy of Tenant's insurance shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord by the insurer. Tenant shall, at least thirty (30) days prior to the expiration of the policies, furnish Landlord with renewals or binders.

          Tenant shall insure the Leased Premises to the full replacement value with an "all risk" or equivalent policy of property insurance, naming Landlord as insured. Landlord may provide Tenant the option of insuring the building through Landlord's carrier, and reimbursing Landlord for the cost of such insurance.

          The insurance shall be issued by carriers acceptable to the Landlord, and Landlord's approval shall not be unreasonably withheld.

          The Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant's behalf and charge Tenant the premiums together with a twenty-five percent (25%) handling charge, payable upon demand.

          18. MUTUAL RELEASE. In addition to, and not by way of limitation of, the tenant's obligation to indemnify Landlord, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, and other property insurance policies existing for the benefit of the respective parties. Each party shall obtain any special endorsements, if required, by their insurer to evidence compliance with the waiver.

          Each insurance policy obtained by the Landlord and Tenant shall provide that the insurance company waives all rights of recovery by way of subrogation against either party in connection with any damage covered by the policy. Neither party shall be liable to the other for any damage caused by fire or any other risk insured against under any property insurance policy carried under the terms of this lease to the extent of such insurance.

          If an additional premium is required to be paid to obtain a waiver of subrogation, the applicant shall, within ten (10) days after notice to it of the required premium, give written notice of the additional premium to the one to whom the waiver would apply, and the one to whom the waiver would apply shall either pay the additional premium or this mutual release shall not be applicable to damages covered by that insurance policy. (e.g. If Landlord's insurance carrier requires an additional premium, Tenant would be required to pay the additional premium or this paragraph would not release Tenant. Tenant would then be subject to suit and liable for damages caused by Tenant, whether or not Landlord's loss was covered by insurance.)

          19. ASSIGNMENT AND SUBLETTING. The Tenant may assign, transfer, mortgage, pledge, hypothecate or encumber this lease or any interest therein, and may sublet the Leased Premises or any part thereof, upon receiving prior written consent from Landlord. If Tenant intends to mortgage, pledge, encumber or hypothecate this lease or the Leased Premises or any interest therein, Landlord shall not unreasonably withhold consent, provided such action in no way restricts Landlord in executing its rights, or purports to grant to any third party rights in excess of those rights of Tenant under this Lease Agreement. If Tenant intends to transfer, assign or sublet the Lease Premises or any interest therein to another tenant, Landlord will not unreasonably withhold its consent. Any attempt to assign or sublet without such consent shall be null and void and shall constitute a breach of this lease. if the Landlord does give written consent to an assignment or sublet, Tenant shall still be liable for full performance of all the Tenant's obligations in this lease.

          In the event Landlord is desirous of leasing the Leased Premises to a third party on terms and conditions acceptable to the Landlord (which include the terms and conditions of this lease) during a time when Tenant has vacated or abandoned the premises, Tenant agrees to terminate this lease effective the date the new tenant takes possession of the Leased Premises if Landlord so requests. Upon such termination, Landlord and Tenant agree that all rights and responsibilities of this lease shall end as though the lease had ended according to its terms effective that date. Landlord agrees to give Tenant at least thirty
(30) days notice of a potential subtenant or replacement tenant. In the event Tenant determines it desires to retain full possession and control of the Leased Premises in order to continue its business operations on the Leased Premises after a period of time not to exceed nine (9) months from the date of vacation or abandonment, then Tenant shall provide written notice, within fifteen (15) days following receipt of notice from Landlord of the prospective subtenant or replacement tenant, that the Tenant desires to continue in sole possession and control of the Leased Premises and to reject the subtenant or replacement tenant and will agree to reoccupy and reuse the Leased Premises for its manufacturing and assembling operation, or such other operations as may be agreed to between Landlord and Tenant, within a period of time not to exceed nine (9) months from the date of vacation or abandonment. Failure of the Tenant to commence such reuse of the premises within the nine (9) month period is a default by Tenant and a breach of the lease.

          An assignment or sublet includes the following: (1) any action which causes a change in control of the Tenant corporation at any time during the Term; (2) if all or substantially all of the assets of Tenant shall be sold, assigned or transferred with or without a specific assignment of the Lease; or
(3) if Tenant shall merge or consolidate with any firm or corporation.

          Landlord, at its option, may, by giving sixty (60) days prior written notice to Tenant after discovery of the action, declare such change to be an assignment or subletting in violation of this Lease, subject to the remedies provided for in event of breach of this Lease.

          20. QUIET ENJOYMENT. Landlord covenants that Tenant, upon performance of all Tenant's obligations under this lease, shall lawfully and quietly hold, occupy and enjoy the Leased Premises during the term of this lease without disturbance by the Landlord or from any person claiming through the Landlord.

          21. SIGNS. All signs must comply with sign ordinances and be placed in accordance with the required permits and be consistent with the Olds Station Protective Covenants.

          The Landlord may demand the removal of any signs which do not receive its prior written approval. Tenant's failure to comply with Landlord's demand to remove within forty-eight (48) hours of such demand shall constitute a breach of this paragraph and shall entitle the Landlord to cause the sign to be removed and the building repaired at the Tenant's sole expense.

          At the termination of this lease, Tenant shall remove all signs placed by it upon the Leased Premises, and shall repair any damage caused by such removal.

          22. VACATING UPON TERMINATION. Tenant covenants and agrees that upon the expiration of the lease or renewal term, or upon the termination of the Lease for any cause, Tenant shall at once peacefully surrender and deliver the whole of the above-described Leased Premises together with all improvements, except trade fixtures, thereon to the Landlord, Landlord's agents or assigns unless Tenant shall have expressly acquired the right to remain through another written extension of this Lease.

          23. PRESENCE AND USE OF HAZARDOUS SUBSTANCES. Tenant shall not, without Landlord's prior written consent, keep on or around the Leased Premises, for use, disposal, treatment, generation, storage or sale, any substances designated as, or containing designated as hazardous, dangerous, toxic or harmful (collectively referred to as "Hazardous Substances"), and/or which are subject to regulation by any federal, state or local law, regulation, statute or ordinance.

               23.1 With respect to any Hazardous Substance,
Tenant shall:

                    23.1.1 Comply promptly, timely, and completely with all governmental requirements for reporting, keeping and submitting manifests, and obtaining and keeping current identification numbers;

                    23.1.2 Submit to Landlord true and correct copies of all reports, manifests and identification numbers at the same time as they are required to be and/or submitted to the appropriate governmental authorities;

                    23.1.3 Within five (5) days of Landlord's request, submit written reports to Landlord regarding Tenant's use, storage, treatment, transportation, generation, disposal or sale of Hazardous Substances and provide evidence satisfactory to Landlord of Tenant's compliance with the applicable governmental regulation;

                    23.1.4 Allow Landlord or Landlord's agents or representatives to come on the Leased Premises at all times, after reasonable notice, to check Tenant's compliance with all applicable governmental regulations regarding Hazardous Substances;

                    23.1.5 Comply with minimum levels, standards or other performance standards or requirements which may be set forth or established for certain Hazardous Substances (if minimum standards or levels are applicable to Hazardous Substances present on the Leased Premises, these levels or standards shall be established by an on-site inspection by the appropriate governmental authorities and shall be set forth in an addendum to this Lease); and

                    23.1.6 Comply with all governmental rules, regulations and requirements regarding the proper and lawful use, sale, transportation, generation, treatment and disposal of Hazardous Substances.

                    23.1.7 Landlord shall have the right, at reasonable times and upon reasonable notice to Tenant, to inspect the Leased Premises to monitor Tenant's compliance with this section. Landlord shall pay and be responsible for the costs of its own inspection. Notwithstanding the foregoing, if an inspection reveals the use or presence of Hazardous Substances requiring clean-up or other action, then Tenant shall pay, as part of the clean-up cost incorporated in Paragraph 24.2 below, Landlord's actual costs, including reasonable attorney's fees and costs, incurred in making or providing for such inspection and any follow-up inspections.

               23.2 CLEANUP COSTS. DEFAULT AND INDEMNIFICATION.

                    23.2.1 Tenant shall be fully and completely liable to Landlord for any and all clean-up costs and any and all charges, fees, penalties (civil and criminal) imposed by any governmental authority with respect to Tenant's use, disposal, transportation, generation and/or sale of Hazardous Substances, in or about the Leased Premises.

                    23.2.2 Tenant shall indemnify, defend and hold Landlord harmless from any and all costs, fees, penalties and charges assessed against or imposed upon Landlord including reasonable Landlord's attorneys' fees and costs as a result of Tenant's use, disposal, transportation, generation and/or sale of Hazardous Substances.

                    23.2.3 Upon Tenant's default under this Article, in addition to the rights and remedies set forth elsewhere in this Lease, Landlord shall be entitled to the following rights and remedies.

                         23.2.3.1 At Landlord's option, to
terminate this Lease immediately; and

                         23.2.3.2 To recover any and all damage
associated with the default, including, but not limited to clean-up costs and charges, civil and criminal penalties and fees, loss of business and sales by Landlord and any and all damages and claims asserted by third parties together with reasonable attorneys' fees and costs.

          24. LICENSES AND PERMITS. Tenant, at its sole expense, shall obtain all licenses or permits which may be required for conducting its business within the terms of this lease, or for the making of repairs, alterations, improvements or additions, and the Landlord, when necessary, will join with the Tenant in applying for all such permits and licenses.

          25. DEFAULT AND RE-ENTRY. If Tenant defaults in any rent payment due under the terms of this lease, and such default is not cured within ten (10) calendar days after written notice from Landlord or within thirty (30) calendar days after written notice from Landlord if the default is other than the payment of rent, Landlord may terminate this lease and re-enter the Leased Premises; or Landlord may, without terminating this lease, re-enter said Leased Premises, and relet the whole or any part upon as favorable terms and conditions as the market will allow for the balance of the lease term.

          Notwithstanding any re-entry, the liability of the Tenant for the full amounts payable by the Tenant under this lease shall not be extinguished for the balance of the lease or renewal term. Tenant shall make good to Landlord any deficiency arising from a reletting of the Leased Premises at a lesser rental or on different economic terms plus the reasonable costs and expenses of re-letting the Leased Premises including, but not limited, to commissions, advertising, attorney's fees, and the costs of renovating or altering the Leased Premises.

          At Landlord's sole option, the deficiency between the amount to be received by the relet and the amount to be received if Tenant had fulfilled the lease may be reduced to present cash value based on a six percent (6%) yield, and be declared due and owing, at any time after the property is relet. Tenant shall pay such amount upon demand. If Landlord elects this remedy, Landlord shall have no other remedy against Tenant for rent. Alternatively Tenant shall pay any deficiency caused by Tenant's default each month. The ability of Landlord to re-enter and relet shall not impose upon Landlord the obligation to do so.

          Each of the following events is a default by Tenant and a breach of this lease:

               25.1 Any failure by Tenant to make any payment required to be made by Tenant on or before the time the payment is due.

               25.2 The abandonment or vacation of the Leased
Premises by the Tenant.

               25.3 A failure by Tenant to observe and perform any provisions of this lease which is to be observed or performed by the Tenant.

               25.4 The appointment of a receiver to take possession of all or substantially all the assets of the Tenant.

               25.5 A general assignment by Tenant for the benefit of creditors.

               25.6 Any action taken or suffered by Tenant under any insolvency or bankruptcy act. If Tenant becomes insolvent, bankrupt, or if a receiver, assignee, or other liquidating officer is appointed for the Tenant's business, Landlord may cancel this lease, subject to Section 365 of Bankruptcy Code, 11 U.S.C. 365.

          26. LANDLORD'S EXPENSES ON TENANT'S DEFAULT. If either party to this lease fails (the "Defaulting Party") to make any payment or perform any obligations under this lease, the non-defaulting party, with reasonable notice to or demand upon the Defaulting Party and without waiving or releasing the Defaulting Party from any obligations under this lease, may make any payment or perform any other obligation of the Defaulting Party, in such manner and to such extent as the non-defaulting party deems desirable. All costs and expenses paid by the non-defaulting party in connection with the performance of any such obligations, together with interest at the rate of 12% per annum, compounded annually, from the date of making such expenditure by the non-defaulting party, shall be payable to the non-defaulting party upon demand.

          27. REMOVAL OF PROPERTY. If the Landlord, after Tenant's default, lawfully re-enters the Leased Premises, Landlord shall have the right, but not the obligation, to remove all property located therein and to place such property in storage at the Tenant's expense and risk. If the Tenant does not pay the storage cost, after it has been stored for a period of thirty (30) calendar days or more and after giving Tenant ten (10) days written notice of sale, Landlord may, at its sole discretion, sell, or permit to be sold, any or all of the property at public or private sale.

          Landlord, at its sole discretion, may retain any trade fixtures and other items of Tenant's property, which are not removed by the Tenant at the expiration of the lease term or any renewal period or at such earlier time as Tenant's rights under this lease may be terminated for default. At Landlord's option, title to the fixtures and other property shall be vested in the Landlord without any duty to account or pay to Tenant for the value of the property or for any other matter in connection for the Landlord's acquisition of the fixtures and attached property.

          28. HOLDOVER. If Tenant, with the implied or expressed consent of the Landlord, shall holdover after the expiration of the term of this lease, Tenant, shall remain bound by all this lease's covenants and agreements, except that the tenancy shall be from month to month, and the monthly rent shall be the rent amount due the last month of the immediately preceding term plus fifteen percent (15 percent).

          If Tenant should holdover beyond the expiration of this lease term, or the renewal thereof, without consent of the Landlord, Tenant shall pay as liquidated damages a sum equal to double the rent amount due the last month of the immediately preceding term. This paragraph shall not affect any of the Landlord's rights to terminate this lease and declare a forfeiture or to otherwise take possession of the Leased Premises.

          29. NON-WAIVER OF COVENANTS. The Landlord's failure to insist upon the strict performance of any provision of this lease shall not be construed as depriving the Landlord of the right to insist on strict performance of such provision in the future. The subsequent acceptance of rent, whether full or partial payment, by the Landlord shall not be deemed a waiver of any preceding breach by the Tenant of any term, covenant, or condition of this lease, other than the failure of the Tenant to pay the particular part of the rent accepted, regardless of the Landlord's knowledge of the proceeding breach at the time of the acceptance of that part of the rent.

          30. ARBITRATION. In the event that the parties cannot agree on any matter of this agreement, they shall consult together with a view of resolving the dispute. In the event they cannot agree upon a resolution to the dispute, the same shall be settled pursuant to RCW Chapter 7.04 et. seq. except as herein modified.

          Such arbitration shall be before one disinterested arbitrator, if one can be agreed upon, otherwise before three disinterested arbitrators, one named by the Landlord, one by the Tenant, and one by the two thus chosen. If all arbitrators have not been appointed within fifteen (15) days after demand for arbitration, then either side may apply to the Chelan County Superior Court, upon ten (10) days notice to the other, for appointment of the necessary arbitrators remaining to be appointed, and the judicial appointment shall be binding and final. The arbitrator or arbitrators shall determine the controversy in accordance with the laws of the State of Washington as applied to the facts found by him or them. The arbitrator or arbitrators may grant injunctions or other relief in such controversy or claims.

          The decision of the arbitrator or arbitrators shall be final, conclusive and binding on the parties and a judgment may be obtained thereon in any Court having jurisdiction. Landlord and Tenant shall each pay one-half of the cost and expenses of such arbitration, and each party shall separately pay for its own attorneys' fees and expenses.

          31. COST AND ATTORNEY'S FEES. In the event it is necessary for either party to utilize the services of an attorney to enforce any of the terms of this agreement, such enforcing party shall be entitled to compensation for its reasonable attorney's fees and costs. In the event of litigation regarding any of the terms of this agreement, the prevailing party shall be entitled, in addition to other relief, to such reasonable attorney's fees and costs as determined by the court.

          32. CONDEMNATION. If all the Leased Premises are taken by any public authority under the power of eminent domain, this lease shall terminate as of the date possession by said public authority.

          A condemnation or taking by public authority shall not be grounds for terminating this lease unless twenty five percent (25%) or more of the Property is taken. No award for any partial or entire taking shall be apportioned. However, the Tenant will not be required to give or assign the Landlord any interest in any award made to the Tenant for the taking of personal property and fixtures belonging to the Tenant or for the interruption or damage to Tenant's business or for Tenant's unamortized cost of any leasehold improvements.

          In the event of a partial taking which does not result in the termination of this lease, rent shall be proportionately abated based on the amount of Leased Premises made unusable.

          33. FORCE MAJEURE. Landlord's or Tenant's failure to perform any of its obligations under this lease shall be excused if due to causes beyond the control of Landlord or Tenant, including but not restricted to acts of God, acts of the public enemy, acts of any government, fires, floods, earthquakes, epidemics and strikes.

          34. LIGHT, AIR AND VIEW. Landlord does not guarantee the continued present status of light, air or view over any premises adjoining or in the vicinity of the Industrial Building.

          35. CAPTIONS AND CONSTRUCTION. The titles to sections of the lease are not a part of this lease and shall have no effect upon the construction and interpretation of any part of the lease.

          36.  TIME.  TIME IS OF THE ESSENCE IN THIS LEASE.

          37. BINDING ON HEIRS, SUCCESSORS AND ASSIGNS. All the covenants, agreement terms and conditions contained in this lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns, except as may be provided to the contrary in other sections of this lease.

          38. SAVINGS CLAUSE. Nothing in this Lease shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Lease and any statute, law, public regulation or ordinance, the latter shall prevail, but in such event, the provisions of this Lease affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

          39. INCORPORATION. This agreement represents the entire agreement of the parties. Unless set forth herein in writing, neither party shall be bound by any statements or representations made, and each agrees that there are no such statements or representations being relied upon in making this lease. No alterations, changes, or amendments to this lease will be binding upon either party unless such party has executed a written statement acknowledging such alteration, change or amendment.

          40. GOVERNING LAW. This lease shall be governed by the law of the State of Washington and venue for any action arising from this Lease shall be in Chelan County, Washington.

          41. REMEDIES CUMULATIVE. The specified remedies to which the Landlord may resort under the terms of this lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provision of this lease. In addition to the other remedies provided in this lease, Landlord shall be entitled to the restraint by injunction of the violation, or attempted or threatened violation, of any of the covenants, conditions, or provisions of this lease.

          The Landlord's selection of one or more remedies shall not constitute an election of remedies to the exclusion of any other remedies.

          42. LEASE YEAR. As used herein, the term "lease year" shall mean a twelve month period commencing on the date the term of this lease commences and each twelve month period thereafter commencing on each anniversary of the commencement date.

          43. CONFLICT OF PROVISIONS. In case of conflict, the more specific provisions of this lease shall control.

          44. STATUS OF A CORPORATION. Each individual executing this lease on behalf of Tenant corporation represents and warrants that he is duly authorized to execute and deliver this lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors or in accordance with the Bylaws of said corporation, and that this lease is binding upon said corporation in accordance with its terms.

          45. NOTICES. Any notices shall be effective if personally served upon the other party or if mailed by registered or certified mail, return receipt requested, to the following addresses:

               Landlord:
               Port of Chelan County
               Post Office Box 849
               Wenatchee, Washington 98807-0849

               Tenant:
               Pacific Coast Technologies, Inc.



          Upon possession by Tenant of premises, notices shall be sent to new address of tenant in the leased premises.

          Notices mailed shall be deemed given on the date of mailing. Landlord and Tenant shall notify each other of any change of address.

          46. INTERPRETATION. This lease has been submitted to the scrutiny of all parties and their counsel, if desired, and it shall be given a fair and reasonable interpretation in accordance with its words, without consideration to or weight given to its being drafted by any party or its counsel.

          All words used in the singular shall include the plural; the present tense shall include the future tense; and the masculine gender shall include the feminine and neuter genders.

          IN WITNESS WHEREOF, the parties have set their hands this 1st day of February, 1993, and state that they are authorized to execute this agreement.


LANDLORD                      TENANT
Port of Chelan County         Pacific Coast Technologies, Inc.


By:   /s/ RICHARD C. HARRIS   By:     /s/ DON A. WRIGHT
     ----------------------        ---------------------------
Its:   Manager                Its:    President



STATE OF WASHINGTON      )
                         )ss.
County of Chelan         )

          I certify that I know or have satisfactory evidence that Richard C. Harris is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the Manager of Port of Chelan County to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

          Dated this 1 day of February, 1993.

                              /s/ DAYLE S. RUSHING
                              ----------------------------------
                              NOTARY PUBLIC, State of Washington
                              My appointment expires 3-3-93


STATE OF WASHINGTON      )
                         )ss.
County of Chelan         )

     I certify that I know or have satisfactory evidence that Don A. Wright is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the President of Pacific Coast Technologies to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

     Dated this 1 day of February, 1993.


                              /s/  DAYLE S. RUSHING
                              ----------------------------------
                              NOTARY PUBLIC, State of Washington
                              My appointment expires 3-3-93